                               Page 1 of 24 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                            TERREMARK WORLDWIDE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03232Q106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              PAUL BERKOWITZ, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                                 MIAMI, FL 33131
                                 (305) 579-0500
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  MAY 21, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [X]

CUSIP NO. 03232Q106                    13D      PAGE    2     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Communications Investors Group
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          WC and BK
          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Florida
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    3,007,821
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,007,821
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,007,821
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.51%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          PN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    3     OF    24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Vistagreen Holdings (Bahamas), Ltd.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Bahamas
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    31,909,128
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   31,909,128
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,909,128
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          16.03%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    4     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paradise Stream (Bahamas) Limited
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS


          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Bahamas
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    25,000,000
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   25,000,000
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          25,000,000
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          12.56%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    5     OF    24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Moraine Investments Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    6,613,221
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   6,613,221
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,613,221
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.32%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    6     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ATTU Services, Inc.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS


          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    4,186,173
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   4,186,173
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,186,173
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.10%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    7     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          TCO Company Limited
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    34,094,139
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   34,094,139
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          34,094,139
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.12%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    8     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Manuel D. Medina
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                        [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    40,289,518
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   32, 169,913
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          32,169,913
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          16.16%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE    9     OF    24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael Katz
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,015,930
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,015,930
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.51%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                   13D      PAGE    10     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brian Goodkind
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    248,892
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,518,693
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,518,693
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.26%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE   11     OF    24   PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Edward Jacobsen
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                        [   ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   513,651
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          513,651
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE   12     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William Biondi
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   513,651
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          513,651
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE   13     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Willy Bermello
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   235,620
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          235,620
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE   14     OF   24    PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ARJ, LLC (f/k/a AJR, LLC)
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION


          Connecticut
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,027,301
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,027,301
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------

CUSIP NO. 03232Q106                    13D      PAGE   15     OF    24   PAGES
         ---------------------                       --------    --------

  (1)     NAMES OF REPORTING PERSON
          S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Irving A. Padron Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [X]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS

          ---------------------------------------------------------------------

  (5)     CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS                          [ ]
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (7)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (8)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (9)     SOLE DISPOSITIVE POWER
 PERSON WITH                   513,651
                       --------------------------------------------------------
                       (10)    SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

 (11)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          513,651
          ---------------------------------------------------------------------

 (12)     CHECK BOX IF AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                          [ ]

          ---------------------------------------------------------------------

 (13)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          Less than 1%
          ---------------------------------------------------------------------

 (14)     TYPE OF REPORTING PERSON

          IN
          ---------------------------------------------------------------------

ITEM 1. SECURITY AND ISSUER.

         This amendment no. 2 to Schedule 13D ("AMENDMENT NO. 2") is filed as the second amendment to the Statement on Schedule 13D, dated November 12, 1999 (the "ORIGINAL SCHEDULE 13D"), as amended by amendment no. 1 to the Original
Schedule 13D, dated April 28, 2000 ("AMENDMENT NO. 1"). This statement represents the joint filing of Communications Investors Group, a Florida general partnership ("CIG"), Vistagreen Holdings (Bahamas), Ltd., a Bahamas international business company ("VISTAGREEN"), Paradise Stream (Bahamas) Limited ("PARADISE STREAM"), Moraine Investments, Inc. ("MORAINE"), ATTU Services, Inc. ("ATTU"), TCO Company Limited ("TCO"), Manuel D. Medina, Michael Katz, Brian Goodkind, Edward Jacobsen, William Biondi, Willy Bermello, ARJ, LLC (f/k/a AJR,
LLC), a Connecticut Limited Liability Company, and Irving A Padron Jr. (collectively, the "INDIVIDUAL SHAREHOLDERS") (collectively the Individual Shareholders with CIG, Paradise Stream, TCO, Vistagreen, Moraine and ATTU, are herein referred to as the "GROUP"), relating to the common stock, par value $0.001 per share (the "COMMON STOCK"), of Terremark Worldwide, Inc., a Florida corporation (the "COMPANY"). This Amendment No. 2 reflects material changes in Amendment No. 1, such material changes being more fully reflected in Items 5 and 7 below.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and supplemented to add the following:

         On May 21, 2001, Paradise Stream sold 5,000,000 shares of Common Stock of the Company for a purchase price of $1.00 per share to NIS Holdings, LLC, a Delaware limited liability company ("NIS") and Paradise Stream granted to NIS an option to purchase an additional 25,000,000 shares of Common Stock of the Company for a purchase price $0.75. Such option is exercisable from September 12, 2002 through October 12, 2002; PROVIDED, HOWEVER, that upon the request of NIS, Paradise Stream may, in its sold discretion, accelerate the date such option becomes exercisable.

         On May 24th, 25th, and 29th, 2001, Paradise Stream made inter-company distributions of Common Stock of the Company, totaling 24,090,655 shares in the aggregate, to its parent, Vistagreen.

         CIG

         (a) CIG beneficially owns 3,007,821 shares or 1.51% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001. The shares owned by the Reporting Person consist of 807,821 shares of Common Stock, 20 shares of Series G Convertible Preferred Stock which may be converted into 1,600,000 shares of Common Stock and warrants to purchase 600,000 shares of Common Stock.

         (b)   (i) Sole power to vote or direct the vote: 3,007,821

               (ii) Shared power to vote or direct the vote: 0

               (iii) Sole power to dispose of or direct the disposition of:
                     3,007,821

               (iv) Shared power to dispose of or direct the disposition of: 0

                              Page 16 of 24 Pages

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         VISTAGREEN

         (a) Vistagreen beneficially owns 31,909,128 shares or 16.03% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 31,909,128
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     31,909,128
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         PARADISE STREAM

         (a) Paradise Stream beneficially owns 25,000,000 shares or 12.56% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 25,000,000
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     25,000,000
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         MORAINE

         (a) Moraine beneficially owns 6,613,221 shares or 3.32% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 6,613,221
               (ii)  Shared power to vote or direct the vote: 0

                              Page 17 of 24 Pages

               (iii) Sole power to dispose of or direct the disposition of:
                     6,613,221
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         ATTU

         (a) ATTU beneficially owns 4,186,173 shares or 2.10% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 4,186,173
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     4,186,173
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         TCO

         (a) TCO beneficially owns 34,094,139 shares or 17.12% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 34,094,139
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     34,094,139
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

         MANUEL D. MEDINA

         (a) Manuel D. Medina beneficially owns 32,169,913 shares or 16.16% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

                              Page 18 of 24 Pages

         (b)   (i) Sole power to vote or direct the vote: 40,289,518(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     32,169,913
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Includes 8,119,605 shares of the Company's common stock held by the Terremark Shareholders which Manuel D. Medina has the sole power to direct the vote of pursuant to the Shareholders Agreement.

         MICHAEL KATZ

         (a) Michael Katz beneficially owns 3,015,930 shares or 1.51% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     3,015,930
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 3,015,930 shares held by Michael Katz.

         BRIAN GOODKIND

         (a) Brian Goodkind beneficially owns 2,269,801 shares or 1.26% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 248,892(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     2,518,693
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

                              Page 19 of 24 Pages

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 2,269,801 shares held by the Brian Goodkind.

         EDWARD JACOBSEN

         (a) Edward Jacobsen beneficially owns 513,651 shares or less than 1% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     513,651
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 513,651 shares held by Edward Jacobsen.

         WILLY BERMELLO

         (a) Willy Bermello beneficially owns 235,620 shares which represents less than 1% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     235,620
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 265,620 shares held by Willy Bermello.


                              Page 20 of 24 Pages

         WILLIAM BIONDI

         (a) William Biondi beneficially owns 513,651 shares which represents less than 1% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     513,651
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 513,651 shares held by William Biondi.

         ARJ, LLC

         (a) ARJ, LLC beneficially owns 1,027,301 shares or less than 1% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     1,027,301
               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 1,027,301 shares owned by AJR, LLC, which, subsequent to the execution of the Shareholders Agreement, changed its name to ARJ, LLC.

         IRVING A. PADRON JR.

         (a) Irving A. Padron Jr. beneficially owns 513,651 shares which represents less than 1% of the outstanding Common Stock of the Company, based on a total of 199,107,179 shares of Common Stock outstanding on April 1, 2001.

         (b)   (i) Sole power to vote or direct the vote: 0(1)
               (ii) Shared power to vote or direct the vote: 0
               (iii) Sole power to dispose of or direct the disposition of:
                     513,651


                              Page 21 of 24 Pages

               (iv) Shared power to dispose of or direct the disposition of: 0

         (c)   Not Applicable

         (d)   Not Applicable

         (e)   Not Applicable

               (1) Pursuant to the Shareholders Agreement, Manuel D. Medina has
                   the sole power to direct the vote of the 513,651 shares held by Irving A. Padron, Jr.

                              Page 22 of 24 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 15, 2001
                                         COMMUNICATIONS INVESTORS GROUP

                                         By: /s/ Manuel D. Medina
                                             -----------------------------------
                                         Name:  Manuel D. Medina
                                         Title:  General Partner

                                         VISTAGREEN HOLDINGS (BAHAMAS), LTD.

                                         By: /s/ Adrian Crosbie-Jones
                                             -----------------------------------
                                         Name:  Adrian Crosbie-Jones
                                         Title:  Vice President

                                         PARADISE STREAM (BAHAMAS) LIMITED

                                         By: /s/ Adrian Crosbie-Jones
                                             -----------------------------------
                                         Name:  Adrian Crosbie-Jones
                                         Title:  Vice President

                                         MORAINE INVESTMENTS, INC.

                                         By: /s/ Adrian Crosbie-Jones
                                             -----------------------------------
                                         Name:  Adrian Crosbie-Jones
                                         Title:  Vice President

                                         ATTU SERVICES, INC.

                                         By: Business Administration Limited

                                             By:  /s/ Adrian Crosbie-Jones
                                                 -------------------------------
                                             Name:  Adrian Crosbie-Jones
                                             Title:  Director

                                         TCO COMPANY LIMITED

                                         By: Business Administration Limited

                                             By:  /s/ Adrian Crosbie-Jones
                                                 -------------------------------
                                             Name:  Adrian Crosbie-Jones
                                             Title:  Director

                              Page 23 of 24 Pages

                                         /s/ Manuel D. Medina
                                         ---------------------------------------
                                         MANUEL D. MEDINA

                                         /s/ Michael L. Katz
                                         ---------------------------------------
                                         MICHAEL L. KATZ

                                         /s/ Brian Goodkind
                                         ---------------------------------------
                                         BRIAN GOODKIND

                                         /s/ Edward P. Jacobsen
                                         ---------------------------------------
                                         EDWARD P. JACOBSEN

                                         /s/ William Biondi
                                         ---------------------------------------
                                         WILLIAM BIONDI

                                         /s/ Willy Bermello
                                         ---------------------------------------
                                         WILLY BERMELLO

                                         ARJ, LLC

                                         By: /s/ Aviva Budd
                                             -----------------------------------
                                         Name: Aviva Budd
                                         Title:  Managing Member

                                         /s/ Irving A. Padron, Jr.
                                         ---------------------------------------
                                         IRVING A. PADRON, JR.


                              Page 24 of 24 Pages